Exhibit 10.1

ASSET PURCHASE AGREEMENT BY AND BETWEEN

FRIENDABLE, INC.

AND

ARTIST REPUBLIK INC.

DATED AS OF

DECEMBER 17, 2021

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December ___ 2021, by and between Friendable, Inc., a Nevada corporation, (“Buyer”) and Artist Republik Inc., a Delaware corporation (“Seller” or the “Company”).

RECITALS

WHEREAS, Seller operates a platform for independent music artists (the “Business”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the assets of Seller (“Assets”) listed in Exhibit “A” attached hereto; and

WHEREAS, Buyer and Seller desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 6.8.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. PURCHASE AND SALE OF ASSETS.

Section 1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all the Assets free and clear of all liens, claims and encumbrances of any nature whatsoever. “Assets” means all right, title, and interest in and to all of the assets of Seller that is listed in Exhibit “A” attached hereto, used and/or useful in the operation of the Business, but specifically excluding the Excluded Assets.

Assets includes:

(a)	all Intellectual Property, associated goodwill, related licenses and sublicenses (in each case, whether granted or obtained), and other rights, remedies against infringements of, and rights to protection of interests in Intellectual Property under the Laws of all jurisdictions.

(b)	the contracts listed on Schedule 1.1(b) and all associated rights of Seller (the “Contracts”).

(c)	all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained by, on behalf of, or for the benefit of Seller from any Governmental Authority.

(d)	all books, records and other printed or written materials used and/or useful in the operation of the Business.

(e)	50% (fifty percent) of an amount equal to the Seller’s total cash, cash equivalents, short-term investments and marketable securities minus the Seller’s estimated accounts payable at Closing Date (the “Buyer’s Share of the Closing Working Capital”), subject to the “Working Capital Adjustment” described in Section 6.10.;

(f)	all assets identified on Schedule 1.1 (f);

(g)	all recurring subscriptions paid to the Business and recurring payments to the business; and

(h)	those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Schedule 1.1(h).

Section 1.2. “Excluded Assets” means:

(a)	cash, cash equivalents, short-term investments and marketable securities of Seller, less the amount of the Buyer’s Share of the Closing Working Capital as described in Section 1.1 (e);

(b)	the assets, properties, and rights specifically listed and described on Schedule 1.2(b); and

(c)	all other assets of Seller not used in the operation of the Business.

Section 1.3. Assumption of Liabilities. Buyer shall not assume any liabilities of the Seller, except those liabilities relating to the Business arising on or after the Closing Date, including without limitation the ongoing business of artist payments, music or related distribution services or pending service offerings to be fulfilled and rendered by the Buyer following closing.

Section 1.4. Retained Liabilities. Notwithstanding anything to the contrary contained in Section 1.3 or elsewhere in this Agreement, Seller shall maintain sole responsibility of, and solely shall retain, pay, perform any Liabilities arising out of or relating to the operation of Seller’s business prior to the Closing, any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby, including any Liability of Seller for expenses incurred by Seller or its Affiliates in connection with this Agreement, or any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing (collectively, the “Retained Liabilities”).

Section 1.5. Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be a number of shares of the Buyer’s common stock equal to 37% of the number of issued and outstanding shares of the Buyer on the day immediately prior to Closing (the “Shares”). At the end of 12 months following the Closing, in the event the number of Shares issued to Seller at the Closing has been diluted below 25% of the total outstanding common shares as of such date, the Buyer shall issue to the Seller that additional number of shares necessary so that the number of shares issued to Seller pursuant hereto is not less than 25% of the then-total issued and outstanding shares of the Company (the “Anti-Dilution Shares”). Shares issued as consideration, including the Anti-Dilution Shares will be subject to the following leak out provision, and shall bear a legend reflecting the same:

(a)	for a period of 12 months from the Closing Date, the holders of the Shares and the Anti-Dilution Shares shall be limited to selling not more than 10% of the average daily trading volume, in the aggregate, on any given trading day;

(b)	notwithstanding the foregoing, Buyer acknowledges and agrees that Seller may direct that Buyer issue the Shares directly to certain convertible noteholders of Seller, as Seller’s designee, without regard to the foregoing restriction, provided such Shares remain subject to the foregoing restriction after such issuance and such Seller designee agrees to abide thereby.

Section 1.6. Consulting Agreements. The Buyer and Nick Cianfaglione (the “Key Personnel”) will enter into one-year Consulting Agreements in the form attached hereto, to reestablish working systems, technology connections, transitions and continued development of the Assets and the Business, following the close of the transaction contemplated herein. These Key Personnel will provide detailed descriptions of their responsibilities based on the experience and needs of the current state of the Assets, related to Buyer’s ability to offer and/or restart services from the Seller’s offerings. The entry into the Consulting Agreements with each of the Key Personnel are a material condition of this Agreement

Section 1.7. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time at the (offices or virtually) of Jonathan D. Leinwand, P.A., 18305 Biscayne Blvd., Suite 200, Aventura, FL 33160, within three business days of Buyer giving Seller that the Conditions of Closing have been met. (the “Closing Date”).

Section 1.8. Conditions of Closing and Closing Obligations.

(a)	As a condition of Buyer’s obligation to close:

(1)	Buyer shall have determined that the Assets and the Business can be audited consistent with US GAAP and Regulation S-X (17 CFR Part 210)

(2)	Buyer shall have entered into the agreements as per Section 1.6.

(3)	Seller shall have provided buyer with:

(i)	Any documents listed on the Disclosure Schedules;

(ii)	Access to Seller’s customer lists, API’s, integrations, and such other things necessary for Buyer to complete its due diligence;

(iii)	a certified resolution of the Board of Directors approving the Agreement and the transaction;

(iv)	A certificate of evidencing that the sale of the Assets as contemplated hereby has been approved by the shareholders of the Seller;

(v)	Any third party consents required to transfer any contracts to the Buyer or are otherwise required to transfer the Assets including releases from the Parties listed on Schedule 5.1(c).

(vi)	Executed satisfaction of note and release of secured interest by Connecticut Innovations

(b)	In addition to any other documents to be delivered under other provisions of this Agreement, on or before Closing:

(1)	Seller will have delivered to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)	a bill of sale for all the Assets that are tangible personal property in a form reasonably satisfactory to the Buyer (the “Bill of Sale”), duly executed by Seller.

(ii)	an assignment of all the Assets that are intangible personal in a form reasonably satisfactory to the Buyer, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller.

(iii)	assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights each in a form reasonably satisfactory to the Buyer, duly executed by Seller.

(c)	Buyer shall deliver to Seller:

(1)	Certificates or other evidence of the issuance of the Common Shares of the Buyer being transferred to the Seller, less 10% of the total number of Shares to be delivered, to be held until the Seller delivers to Buyer the financial statements for the yearly period ending December 31, 2020, and the interim period ended September 30, 2021, in accordance with US GAAP (the “Seller Financial Statements”). Should Seller fail to deliver the Seller Financial Statements within 15 business days of the Closing the held back shares shall be forfeited to the Buyer; and

(2)	the Assignment and Assumption Agreement, duly executed by Buyer.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Buyer as follows:

Section 2.1. Authorization. Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized without the need of approval from any other party.1 This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Seller enforceable against each of Buyer and Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by Seller of any other document to which Seller is a party in connection with this Agreement, other than this Agreement and the Disclosure Schedules hereto, each of such other documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 2.2. Non-Contravention; Filings and Consents.

(a)	The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)	contravene, conflict with or result in a violation or breach of any provision of any Law or Order.

(2)	require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Seller is a party, or by which its properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to the Business; or

(3)	result in the imposition or creation of any Lien on, or with respect to, any of the Assets.

(b)	The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Governmental Authority” means any national, state, or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

Section 2.3. Labor and Employment Matters.

(a)	Seller is not a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of Seller is represented by any union with respect to his or her employment by Seller. There is no claim or grievance pending or, to the Knowledge of Seller, threatened against Seller relating to terms and conditions of employment or unfair labor practices, including charges of unfair labor practices or harassment complaints. To the Knowledge of Seller, there is no activity or proceeding by a labor union or representative thereof to organize any employees of Seller, nor have there been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees during the last three years.

(b)	To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller with respect to the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of the Business is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

Section 2.4. Litigation.

(a)	Except as set forth in Schedule 2.4 of the Disclosure Schedule, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the Knowledge of Seller, threatened against or affecting Seller, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any outstanding Order (i) that prohibits Seller from conducting the Business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have had or would reasonably be expected to have had a Material Adverse Effect.

(b)	To the Knowledge of Seller, except as set forth in Schedule 2.4 of the Disclosure Schedule, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each item listed in Section 2.4 of the Disclosure Schedule (if any).

Section 2.5. Tax Matters.

(a)	Seller has timely filed all federal, state, local and foreign Tax returns, estimates, information statements and reports relating to all Taxes of Seller, or its operations (the “Tax Returns”) required to be filed by Law by Seller as of the date hereof. All such Tax Returns are true, correct, and complete in all material respects, and Seller has timely paid all Taxes attributable to Seller that were due and payable by it as shown on such Tax Returns, except with respect to matters contested in good faith.

(b)	As of the date of this Agreement, there is no written claim or assessment pending or, to the Knowledge of Seller, threatened against Seller for any alleged deficiency in Taxes of Seller related to the Business, and there is no audit or investigation with respect to any liability of Seller for Taxes. Seller has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)	For purposes of this Agreement, “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

Section 2.6. Compliance with Laws; Permits.

(a)	Seller has not been in conflict with, in Default or, with notice, lapse of time or both, would be in Default, with respect to or in violation of any (i) statute, law, ordinance, rule, regulation or requirement of a Governmental Authority (each, a “Law”) or (ii) order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to Seller or by which any property or asset of Seller is bound or affected.

(b)	Seller has not received any written notice

(1)	of any Default or violation as described in clause (a) above.

(2)	of any administrative, civil, or criminal investigation or audit by any Governmental Authority relating to Seller; or

(3)	from any Governmental Authority alleging that Seller is not in compliance with any Law or Order.

(c)	Seller has all permits, licenses, authorizations, consents, approvals, and franchises from Governmental Entities required to conduct the Business as currently conducted (“Permits”) and such Permits are valid and in full force and effect. Seller complies with the terms of such Permits and, as of the date of this Agreement, has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 2.7. Intellectual Property.

(a)	Seller owns or is validly licensed or otherwise has the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) used in the Business as currently conducted.

(b)	To the Knowledge of the Seller, the Intellectual Property used by Seller does not infringe, misappropriate, or otherwise violate the Intellectual Property of any third party.

(c)	Seller has not received any written charge, complaint, claim, demand, or notice alleging any such Intellectual Property infringement, misappropriation, or other violation (including any claim that Seller must license or refrain from using any Intellectual Property of any third party).

(d)	To Seller’s Knowledge no third party has infringed upon, misappropriated, or otherwise violated any Intellectual Property owned by Seller. Seller makes commercially reasonable efforts to protect and maintain its Intellectual Property.

Section 2.8. Material Contracts.

(a)	Schedule 2.8 of the Disclosure Schedule lists as of the date hereof, and Seller has made available to Buyer true, correct and complete copies of each of the following contracts (each, a “Material Contract”) to which Seller is a party or which bind or affect its properties or assets (including leases, subleases or other agreements for leased real property, and excluding Employee Plans):

(1)	contracts containing provisions that limit the ability of Seller (or which, following the consummation of the transactions contemplated hereby, could restrict the ability of Buyer) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of Seller’s services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(2)	contracts that provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership.

(b)	(i) each Material Contract is valid and binding on Seller that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms; (ii) Seller and, to the Knowledge of Seller, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no Default under any Material Contract by Seller or, to the Knowledge of Seller, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default thereunder by Seller or, to the Knowledge of Seller, by any other party thereto.

Section 2.9. Anticorruption. Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 2.10. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid solely by Seller, is or shall be entitled to receive any brokerage, finder’s, financial advisors, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Seller.

Section 2.11. Adequacy of Assets.

(a)	The Assets include, and upon the purchase of the Assets Buyer will own or have the uncontested right to use, all rights, properties (including Seller’s Intellectual Property), interests in properties, and assets necessary to permit Buyer to carry on the Business as presently conducted by Seller.

(b)	Seller owns good and transferable title to all of the Assets, free and clear of any Liens other than Permitted Liens.

Section 2.12. Tangible Personal Property. Each item of tangible personal property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business. No item of tangible personal property needs repair or replacement other than as part of routine maintenance in the ordinary course of business. Except as disclosed on Schedule 2.12 of the Disclosure Schedule, all tangible personal property used in the Business is in the possession of Seller.

Section 2.13. Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

Section 2.14. Books and Records. The books of account and other financial records of Seller, all of which have been made available to Buyer are materially complete and correct and represent actual, bona fide transactions and have been maintained materially in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities and Exchange Act of 1934, as amended (regardless of whether Seller is subject to that Section or not), including the maintenance of a materially adequate system of internal controls.

Section 2.15. Correctness of Representations. No representation or warranty of Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedules hereto.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

Section 3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as now conducted.

Section 3.2. Authority for this Agreement. Buyer has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

Section 3.3. Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority other than any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.4. Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this section, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.5. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer hereunder and under applicable state and federal securities laws.

Section 3.6. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth herein (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Assets or this Agreement, except as expressly set forth herein.

ARTICLE IV. COVENANTS.

Section 4.1. Press Releases. Buyer shall provide prior notice and reasonable period of time in which to comment upon any press releases or making any other public statement with respect to this Agreement or the transaction contemplated hereby.

Section 4.2. Payment of All Taxes Resulting from Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the person or entity on whom such Taxes are imposed by Laws. Under no circumstances shall this Section 4.2 be interpreted to (a) obligate Seller to pay the income Taxes of any of its shareholders or (b) create any rights, as a third-party beneficiary or otherwise, in favor of any person or entity other than Buyer or Seller.

Section 4.3. Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 4.2, Seller shall pay, or make adequate provision for the payment, in full all the Retained Liabilities.

Section 4.4. Reports and Returns. After the Closing, Seller promptly shall prepare and file all reports and returns required by Laws relating to the business of Seller as conducted using the Assets, to and including the Closing.

Section 4.5. Further Assurances; Survival. At Closing, and from time to time thereafter, Seller shall do all such additional and further acts, and shall execute and deliver all such additional and further instruments and documents, as Buyer or Buyer’s counsel may reasonably require fully to vest in and assure to Buyer full right, title and interest in and to the Property to the full extent contemplated by this Agreement and otherwise to effectuate the purchase and sale of the Property as contemplated by and provided for in this Agreement. All the provisions of this Agreement (including, without limitation, the representations, covenants and warranties of Seller as set forth in this Agreement), shall survive the consummation of the purchase and sale of the Assets on the Closing Date, and the payment of the Purchase Price for a period of two year(s) following the Closing Date. Notwithstanding anything to the contrary contained herein, the survival of any claim or cause of action for any intentional misrepresentation shall be for the period of the applicable statute of limitations following the Closing Date. The indemnification provisions of this Agreement shall survive both Closing and any termination of this Agreement.

Section 4.6. Customer and Other Business Relationships. After the Closing, Seller will provide reasonable cooperation to Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Seller shall not and shall use its best efforts to be sure that none of its officers, employees, agents or shareholders shall, take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Business, including disparaging the name of the Business.

Section 4.7. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those records of Seller delivered to Buyer. Seller shall have the right to retain copies of all such records for all legitimate purposes of Seller, including preparation of financial statements and tax returns. Buyer also shall provide reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice. Prior to the destruction of any records of Seller delivered to Buyer, Buyer shall notify Seller of such proposed destruction and shall offer Seller the option, exercisable within 30 days after Seller’s receipt of such notice, to retake possession and ownership of any such Records.

Section 4.8. Reliance on Exemptions. Seller understands that the Buyer’s common shares are being issued in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Buyer is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Securities. The Seller understands that (i) the Securities may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the Securities Act or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration; and (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission thereunder. Notwithstanding the foregoing, Buyer understands that Seller may direct that certain Shares be issued directly to certain convertible noteholders of Seller, as Seller’s designee(s), to satisfy the Retained Liabilities or otherwise wind-down the Seller’s business.

Section 4.9. The Seller understands that until such time as the Shares have been registered under the 1933 Act or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of Shares as of a particular date that can then be immediately sold, the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE I44A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Shares upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Shares are registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Shares may be made without registration under the 1933 Act, which opinion shall be accepted by the Company so that the sale or transfer is affected. The Buyer agrees to sell all Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any. Nothing herein shall be construed as conferring registration rights to the Seller or any holder of the Shares or the Anti-Dilution Shares.

Section 4.10. In addition to any restriction or volume limitation required by law, Seller or anyone to whom Seller transfers the Shares during the 12-month period immediately following Closing, except for sales in open market transactions through a registered broker-dealer shall, in the aggregate sell no more than that number of shares equal to or less than 1 % of the total issued and outstanding shares of the Company in any 90-day period. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller may direct that Buyer issue the Shares directly to certain convertible noteholders of Seller, as Seller’s designees, without regard to the foregoing restriction, provided such Shares remain subject to the foregoing restriction after such issuance. Further, Buyer shall file and keep current with the SEC all reports required of it under applicable securities laws.

ARTICLE V. INDEMNIFICATION.

Section 5.1. Indemnification by Seller. Seller shall defend, indemnify, and hold harmless Buyer and its respective directors, officers, employees and agents from and against any and all claims (including without limitation any investigation, action or other proceeding, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and court costs)) (“Losses”) that constitute, or arise out of or in connection with:

(a)        any misrepresentation or breach of warranty under Article II;

(b)        any default by Seller in the performance or observance of any of its covenants or agreements under this Agreement; or

(c)        any liability set forth on Schedule 5.1(c); and

(d)        any Retained Liabilities.

Section 5.2. Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the Closing Date and shall remain in effect until the date that is eighteen (18) months following the Closing Date and shall remain effective regardless of any investigation at any time made by or on behalf of either party or of any information either party may have in respect thereof. All covenants made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the date hereof and the Closing Date.

Section 5.3. Limitations on Indemnification.

(a)	Seller shall not be liable to Buyer from indemnification under Section 5.1(a) until the aggregate amount of Losses exceeds $10,000, in which event the Seller shall only be required to be liable for such Losses in excess of such amount.

(b)	The aggregate amount of all Losses for which Seller shall be liable pursuant to this Article V shall not exceed an amount equal to 100% of the Purchase Price.

(c)	Notwithstanding anything herein to the contrary, Buyer’s first recourse for any Losses properly due and owing hereunder shall be to offset the value of such Losses against outstanding Shares held by Seller (using the value of the Shares as of the date of offset).

(d)	Losses owing by Seller pursuant to this Article V shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by Buyer. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(e)	In no event shall Seller be liable to Buyer for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)	Buyer shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)	Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article V.

ARTICLE VI. MISCELLANEOUS.

Section 6.1. Entire Agreement; Assignment; Amendments. This Agreement (including the Disclosure Schedule and the exhibits and schedules to this Agreement) constitutes the entire agreement and supersedes all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement may be amended only by a writing signed by each of the parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

Section 6.2. Severability; Expenses; Further Assurances. If any term, condition, or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally fully contemplated possible. Except as otherwise specifically provided in this Agreement, each party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance, and enforcement of this Agreement. The parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any party to establish, maintain, or protect its rights and remedies under, or to affect the intents and purposes of, this Agreement.

Section 6.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) upon confirmation of receipt by the addressee, if such notice or communication is delivered via facsimile or e-mail to the facsimile telephone number or e-mail address, as applicable, specified in this Section 6.3 or (b) upon receipt at address of the addressee specified in this Section 6.3, if such notice or communication is delivered by U.S. mail, courier or other physical delivery service. The addresses for such notices and communications shall be as follows:

If to Buyer, to:

FRIENDABLE INC.

1821 S Bascom Ave.

Suite 353

Campbell, CA 95008

E-mail: robert@fanpasslive.com

Attention: Robert A. Rositano Jr.

with a copy (which will not constitute notice to Buyer) to:

JONATHAN D. LEINWAND, P.A.

18305 Biscayne Blvd., Suite 200

Aventura, FL 33160

Facsimile: 954-903-7856

E-mail: jonathan@jdlpa.com

Attention: Jonathan Leinwand

If to Seller, to:

ARTIST REPUBLIK

[ADDRESS]

Facsimile: [ 203-623-6740            ]

E-mail: [ Nick@artistrepublik.com   ]

Attention: [ Nick Cianfaqlione       ]

with a copy (which will not constitute notice to Seller) to:

Hinckley Allen & Snyder LLP

100 Westminster Street, Suite 1500

Providence, RI 02903

E-mail: dhirsch@hinckleyallen.com

Attention: David Hirsch

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be affected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.4. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Nevada, without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

Section 6.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a

Section 6.8. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Default” means any breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, or any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, Law, Order, or Permit.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” of Seller with respect to any fact or matter means the actual knowledge, after due inquiry and reasonable investigation, of Seller’s officers listed in Schedule 6.8.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, is reasonably expected to result in a material adverse effect on the business, prospects, assets, properties, financial condition, results of operations or prospects of Seller, taken as a whole, or prevent, materially impede or materially delay the consummation by Seller of the transactions contemplated by this Agreement.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of Seller or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the existing indebtedness of Seller; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other Liens which do not materially interfere with Seller’s use and enjoyment of real property or materially detract from or diminish the value thereof.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Transfer Taxes” means all sales, use, transfer and all other non-income taxes, and any fees incurred in connection with the purchase and sale of the Assets.

Section 6.9. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Section 6.10 Working Capital Adjustment. Not more than three days prior to the Closing Date, Seller and Buyer will, in good faith, jointly estimate what the Buyer’s Closing Working Capital payment will be as of the Closing Date on a reasonable basis using the Seller’s then available financial information and, on the Closing Date, Seller shall remit such amount to Buyer. Buyer shall have 30 days after receipt of the amount of Seller’s share of the Closing Working Capital to review it and to notify Seller of any disputes regarding the Closing Working Capital calculation. During the 30-day review period, Buyer shall have full access to Seller’s work papers and to the persons who prepared the Closing Working Capital Calculation. If Buyer notifies Seller of any disputes in accordance with this subsection (2), then the parties will negotiate in good faith to resolve those disputes. If the parties are unable to resolve any dispute within 30 days after Seller receives notice, then either party may submit that dispute for resolution to an accountant with an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and Seller and which accountant is not then providing, and has not provided at any time during the period commencing two years prior to the Closing Date through the date of its determination pursuant to this Section, services to any of Buyer, Seller, or any of their respective Affiliates. The resolution of any dispute by that accounting firm shall be rendered within 30 days after submission of the dispute to the accounting firm and shall be conclusive and binding upon the parties. The fees and expenses of the accounting firm shall be shared 50% by Seller and 50% by Buyer.

If, in accordance with this Section, it is determined that the Closing Working Capital payment to Buyer was less than 50% (fifty percent) of the actual amount of Seller’s cash, cash equivalents, short-term investments and marketable securities minus Seller’s actual accounts payable at Closing, then Seller shall pay to Buyer the amount of the deficiency. Conversely, if the Closing Working Capital payment exceeded 50% (fifty percent) of the actual amount of Seller’s cash, cash equivalents, short-term investments and marketable securities minus Seller’s actual accounts payable at Closing, then Buyer shall repay to Seller the excess amount.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

FRIENDABLE, INC.

By:
Name:	Robert A. Rositano Jr.
Title:	CEO - Director

ARTIST REPUBLIK, INC.

By:
Name:	Nick Cianfaglione
Title:	CEO & Chairman

INDEX OF DEFINED TERMS

Term	Section

Assets	Section 1.1

Affiliate	Section 6.8

Agreement	Preamble

Anticorruption Laws	Section 2.9

Assignment and Assumption Agreement	Section 1.8(b)(l)(ii)

Bill of Sale	Section 1.8(b)(l)(i)

Business	Recitals

Buyer	Preamble

Closing	Section 1.7

Closing Date	Section 1.7

Code	Section 6.8

Contract	Section 1.1(b)

Default	Section 6.8

Excluded Assets	Section 1.2

FCPA	Section 2.9

GAAP	Section 6.8

Governmental Authority	Section 2.2(b)

Improvements	Section 6.8

Intellectual Property	Section 2.7(a)

IRS	Section 6.8

Knowledge	Section 6.8

Law	Section 2.6(a)

Liabilities	Section 6.8

Lien	Section 6.8

Material Adverse Effect	Section 6.8

Material Contract	Section 2.8(a)

Order	Section 2.6(a)

Permitted Lien	Section 6.8

Person	Section 6.8

Purchase Price	Section 1.5

Retained Liabilities	Section 1.4

Seller	Preamble

Tax(es)	Section 2.5(c)

Tax Returns	Section 2.5(a)

Transfer Taxes	Section 6.8